Exhibit 1.4

Memorandum

(as altered by Special Resolution
dated February 20, 2003)

We wish to be formed into a company with limited liability under the Company Act (British Columbia) in pursuance of this Memorandum.

1.	The name of the company is “Linux Gold Corp”.

2.	The authorized capital of the company consists of Two Hundred Million (200,000,000) common shares without par value.

SPECIAL RESOLUTIONS

RESOVLED as a Special Resolution that:

(a)

“the Company consolidate all the 100,000,000 common shares without par value, of which 56,983,413 shares are issued and outstanding, into 50,000,000 common shares without par value, of which 28,491,706.5 shares will be issued and outstanding, every two (2) old common shares without par value being consolidated into one (1) new common share without par value, that said consolidation shall occur at the discretion of the Board of Directors of the Company, and that, if acceptable to the Board of Directors’ of the Company, paragraph 2 of the Memorandum of the Company be amended to read as follows:

2. The authorized capital of LinuxWizardry Systems, Inc. consists of 50,000,000 common shares without par value.”;

(b)

“the authorized capital of Company be increased from 50,000,000 common shares without par value to 200,000,000 common shares without par value, that said increase in authorized capital shall occur at the discretion of the Board of Directors of the Company, and that, if acceptable to the Board of Directors’ of the Company, that paragraph 2 of the Memorandum of the Company be further amended to read as follows:

 2.  The authorized capital of LinuxWizardry Systems, Inc. consists of 200,000,000 common shares without par value.”;

(c)
“at the discretion of the Board of Directors of the Company, the name of the Company be changed to Linux Gold Corp. or such other similar name as may be acceptable to the directors of the Company in their discretion and the Registrar of Companies and that the Memorandum of the Company be altered accordingly.”; and

(d)	the Memorandum of the Company be altered so that it shall be in the form as set out in the Appendix attached hereto.